SECOND SUPPLEMENTAL INDENTURE
Supplemental Indenture (this “Supplemental Indenture”), dated as of December 31, 2021, among Third Point Re (USA) Holdings Inc., a Delaware corporation, as issuer (the “Issuer”), SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.), a Bermuda exempted company, as new issuer (the “New Issuer”) and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”) (collectively, the “Parties”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee a Senior Indenture (the “Base Indenture”), dated as of February 13, 2015, between the Issuer, as issuer, the New Issuer, as guarantor, and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture (the “First Supplemental Indenture” and, the Base Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”), dated as of February 13, 2015, between the Issuer, the New Issuer and the Trustee, pursuant to which the Issuer issued its $115,000,000 7.00% Senior Notes due 2025 (the “Notes”);
WHEREAS, on December 16, 2021, the Issuer entered into a Merger Agreement with the New Issuer, pursuant to which, among other things, the Issuer will merge with and into the New Issuer with the New Issuer continuing as the surviving company (the “Merger”);
WHEREAS, Sections 801 and 903 of the Indenture provide that the Merger shall not be permitted unless, among other things, (a) the New Issuer (i) is a corporation organized in Bermuda; and (ii) expressly assumes by supplemental indenture the payment of all amounts due on the Notes and the performance of every obligation in the Indenture and the Notes on the part of the Company to be performed or observed; (b) immediately after giving effect to the Merger, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (c) the Issuer has delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that the Merger and any supplemental indenture required in connection with the Merger comply with the applicable provisions of the Indenture; the execution of this Supplemental Indenture is authorized or permitted by the Indenture; and that all conditions precedent have been complied with;
WHEREAS, Section 901 of the Indenture provides that the Issuer, the New Issuer and the Trustee may at any time and from time to time enter into an indenture supplemental to the Indenture without the consent of any Holders of Notes to evidence the succession of the New Issuer to the Issuer and the assumption by the New Issuer of the covenants of the Issuer under the Indenture and the Notes, in each case in compliance with the Indenture; and
WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Issuer and the New Issuer have been done.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the New Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Agreement to Assume Obligations. The New Issuer hereby expressly assumes all of the Issuer’s obligations under the Indenture.
3.    Release of Obligations of the Issuer. In accordance with Section 802 of the Indenture, upon the execution of this Supplemental Indenture by the Issuer, the New Issuer and the Trustee, the Issuer is released from all of its obligations and covenants under the Indenture and the Notes, and the New Issuer shall constitute the “Issuer” for purposes of the Notes and the Indenture.

4. Successors and Assigns. This Supplemental Indenture shall be binding upon the New Issuer and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.
5. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Supplemental Indenture, the Indenture or the Notes shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein and therein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture, the Indenture or the Notes at law, in equity, by statute or otherwise.
6. Modification. No modification, amendment or waiver of any provision of this Supplemental Indenture, nor the consent to any departure by the New Issuer, therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand by the New Issuer in any case shall entitle the New Issuer to any other or further notice or demand in the same, similar or other circumstances.
7. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee may authenticate Notes by manual or electronic signature.
8. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
11. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuer and the New Issuer and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated as of December 31, 2021
Third Point Re (USA) Holdings Inc, as Issuer

By:     /s/ David Govrin
Name: David Govrin
Title: Global CUO & President, Americas Re

SiriusPoint Ltd, as New Issuer

By:    /s/ David Junius
Name: David Junius
Title: Chief Financial Officer

The Bank of New York Mellon, as Trustee

By:    /s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President
5